Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR NAMES KENNETH T. SMITH CHIEF FINANCIAL OFFICER

MATTHEWS, NC, April 11, 2007 - Family Dollar Stores, Inc. (NYSE: FDO) today announced that it is promoting Kenneth T. Smith to the position of Senior Vice President and Chief Financial Officer.  Most recently, Mr. Smith served as Vice President — Finance.  In his new role, Mr. Smith will report to Howard Levine, Chairman and CEO.

“We are committed to developing and promoting talent from within Family Dollar, and I am especially pleased to recognize Ken’s leadership skills and expertise,” said Howard R. Levine, Chairman and Chief Executive Officer.  “Since joining Family Dollar more than seventeen years ago, Ken has successfully led teams in a number of areas, including Accounting, Finance, Information Technology, Loss Prevention and Store Operations.  This broad base of experience has strengthened his knowledge of Family Dollar, and his promotion to Chief Financial Officer reflects his financial expertise and the value of his contributions to our Company.  In his new position, Ken will continue to be a strategic partner with our leadership team as we maintain our focus on better serving our customers and on delivering stronger financial returns.”

Mr. Smith, age 45, began his career with Family Dollar as a Financial Analyst in Store Operations in 1990.  Prior to joining the Company, Mr. Smith held various positions with Beall’s Department Stores and Ernst & Young, LLP.

Mr. Smith earned a Bachelor of Science in Accounting from Wake Forest University and is a certified public accountant.

About Family Dollar Stores, Inc.

With more than 6,300 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States.  Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years.  Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

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